WAIVER OF WITHDRAWAL CHARGE RIDER
--------------------------------------------------------------------------------

This rider forms a part of the Base Contract to which it is attached and is effective as of the Issue Date of the Base Contract. In the case of a conflict with any provision in the Base Contract, the provisions of this rider will control. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider. This rider will terminate and be removed from the Base Contract as indicated in the CONDITIONS FOR TERMINATION OF THIS RIDER section.

--------------------------------------------------------------------------------
The purpose of this rider is to provide a waiver of Withdrawal Charge based on conditions described in the rider.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      WAIVER OF WITHDRAWAL CHARGE PROVISION
--------------------------------------------------------------------------------

WITHDRAWAL CHARGE WAIVER
     After the first Contract Year, you can make a withdrawal without incurring a Withdrawal Charge when the following conditions occur: (a) the Owner or Joint Owner is confined to a Skilled Nursing Facility or Hospital; (b) such confinement is for a period of at least 90 consecutive days; and (c) a licensed physician certifies in writing that such continued confinement is necessary.

     Proof of confinement to a Skilled Nursing Facility or Hospital must be provided in a form satisfactory to the Company. The proof we may require for the waiver of the Withdrawal Charge shall include, but not be limited to, written certification from a licensed physician performing within the scope of his or her license.

     A Skilled Nursing Facility is an institution that is licensed by the state in which it is located to provide skilled nursing care, intermediate nursing care or custodial nursing care. A Hospital is an institution which is licensed as a hospital by the state in which it is located, is supervised by a staff of licensed physicians and operates primarily for the care and treatment of sick and injured persons as inpatients for a charge.

     The licensed physician must not be the Owner, Joint Owner, Annuitant, Joint Annuitant, or the spouse, parent or child of the Owner, Joint Owner, Annuitant, or Joint Annuitant.

     This waiver will not apply if on the Issue Date, the Owner or Joint Owner was confined in a Skilled Nursing Facility or Hospital.

     Withdrawals of amounts under the Base Contract or this rider may be subject to a 10% tax penalty in addition to any income taxes due. You should consult your tax advisor before making a withdrawal.

--------------------------------------------------------------------------------
                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

CONDITIONS FOR TERMINATION OF THIS RIDER
     This rider will terminate upon the termination of the Base Contract.

S40734                                1

--------------------------------------------------------------------------------
                                    GLOSSARY
--------------------------------------------------------------------------------

DEFINITIONS
     Definitions specific to this rider that are not in the Base Contract follow.

BASE CONTRACT
     The contract to which this rider is attached.

RIDER EFFECTIVE DATE
     The date on which this rider becomes effective.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

     /s/ Wayne A Robinson                         /s/ Mark Zesbaugh
     Wayne A Robinson                             Mark Zesbaugh
     Secretary                                    President

S40734                                2